Exhibit 99.1


    SILVERSTAR HOLDINGS, LTD. "SSTR" RETAINS ALLIANCE ADVISORS TO INITIATE A
                      PROACTIVE INVESTOR RELATIONS PROGRAM

BOCA RATON--(MARKET WIRE)--Oct.11,2005--Silverstar Holdings, Ltd. (NasdaqSC:SSTR) today announced that it has retained Alliance Advisors, LLC, an affiliate of Hayden Communications, to initiate a proactive and targeted investor relations campaign. Alan Sheinwald, President of Alliance Advisors, and his team will be advising the Company in all facets of a proactive investor communications plan. The plan will include proper positioning of the corporate message, creation of press releases and presentation materials, coupled with the development of long-term investor relationships by increasing the awareness of SSTR's investment opportunity to the appropriate members of the professional investment community.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, said: "We are building on the momentum generated during our recent fiscal year end 2005. Our strategic plan to become an owner and operator of a broad range of fee based electronic game companies' remains our focal point as we drive the Company forward. We remain focused on adding synergistic business to our portfolio that will contribute to our revenue growth and continued profitability. SSTR will also continue to aggressively seek appropriate opportunities to enhance our top and bottom line, both organically and through acquisitions. Our strong balance sheet should provide us with the flexibility to enable us to accelerate our profitable growth."

Mr. Sheinwald commented, "Silverstar's strategy of acquiring synergistic profitable businesses has gained significant momentum over the past 9 months. We believe the Company has aligned itself to take advantage of tremendous growth opportunities in the electronic gaming industry. We are pleased to have SSTR join our portfolio of undervalued companies. We look forward to working with Clive Kabatznik and his team to bring awareness to SSTR as a solid investment opportunity in the public market place."

About Alliance Advisors

Alliance Advisors, LLC, an affiliate of Hayden Communications, Inc., assists public companies with market valuations under $100 million by developing and executing investor communications programs dedicated to interfacing with critical corporate investors in a timely and accurate manner. Clients receive the treatment of a larger organization, while Alliance provides the guidance and preparation for exposure required of an emerging public company. As Alliance clients achieve operational consistency, their investor relation campaigns are transitioned to the reach of the broader national institutional investment community.

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company, focusing on acquiring controlling positions in high growth fee-based electronic game businesses that stand to benefit from the economies of scale generated by Internet and other technology related platforms. It currently owns Fantasy Sports, Inc., a dominant provider of fee based NASCAR related and other fantasy sports games, Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia

Broadband, a fabless Semiconductor Company and innovator of radio frequency (RF) solutions for the cellular industry. www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:
Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
(561) 479 0040
clive@silverstarholdings.com

Or

Alliance Advisors, LLC
Alan Sheinwald, (914) 244-0062
asheinwald@allianceadvisors.net

                                       ###